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                                                                     EXHIBIT 5.1
                         STROOCK & STROOCK & LAVAN LLP
                                180 Maiden Lane
                            New York, New York 10038

October 23, 1998

NE Restaurant Company, Inc.
80A Turnpike Road
Westborough, MA  01581

Re:  Registration Statement on Form S-4
     (File No. 333-62775)
     ------------------

Ladies and Gentlemen:

We have acted as special counsel to NE Restaurant Company, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (the "Registration Statement") relating to (i) the offer (the "Exchange Offer") by the Company to exchange $1,000 principal amount of its 10 3/4% Senior Notes due 2008 (the "Exchange Notes") for each $1,000 principal amount of its outstanding 10 3/4% Senior Notes due 2008 (the "Private Notes"), of which $100,000,000 aggregate principal amount was issued and sold on July 20, 1998 in a transaction exempt from registration under the Act and is outstanding on the date hereof and (ii) the registration by the Subsidiary Guarantors (as defined in the Registration Statement) of certain guarantees of the Exchange Notes (the "Subsidiary Guarantees"). The Private Notes were issued, and the Exchange Notes are to be issued, under the Indenture dated as of July 20, 1998 between the Company and United States Trust Company of New York, as trustee (the "Trustee"), as supplemented by the Supplemental Indenture dated as of July 21, 1998 by and among the Company, the Subsidiary Guarantors and the Trustee (such Indenture and Supplemental Indenture are collectively referred to herein as the "Indenture").

As such counsel, we have examined originals or copies of (i) the Certificate of Incorporation and By-Laws of the Company and the Subsidiary Guarantors, each as amended to date, (ii) the Indenture and (iii) the Registration Statement. We have also examined original, reproduced or certified copies of all such records of the Company, such agreements and such certificates of officers and representatives of the Company and others, and such statutes and authorities, as we have deemed relevant and necessary to form the basis of the opinions hereinafter expressed. In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of the copies of documents supplied to us as copies thereof. As to various matters of fact material to the opinions hereinafter expressed, we have relied on representations, statements and certificates of officers and representatives of the Company and others.
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NE Restaurant Company, Inc.
October 23, 1998
Page 2


For purposes of the opinions hereinafter expressed, we have assumed that (a) each party (other than the Company and the Subsidiary Guarantors) to any document, including, without limitation, the Indenture, has the power to enter into and perform all its obligations thereunder, (b) each such party (other than the Company and the Subsidiary Guarantors) has taken all necessary actions to authorize the due execution, delivery and performance of such document by it, and (c) each such document is the legal, valid and binding obligation of each such party (other than the Company and the Subsidiary Guarantors) thereto.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and the Commonwealth of Massachusetts and we do not purport to express any opinion herein concerning any laws other than the laws of the State of New York, the Commonwealth of Massachusetts, the federal laws of the United States of America and the Delaware General Corporation Law. With respect to all matters of Maryland law, we have relied upon the opinion of Maryland counsel, Venable, Baetjer and Howard, LLP, dated the date hereof, a copy of which has been furnished to you.

With respect to the opinions set forth in numbered paragraphs 1, 2 and 3 below, we express no opinion as to the validity or enforceability of rights of indemnity or contribution, or both. Moreover, our opinions in such paragraphs are subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting the rights of creditors generally and to general principles of equity.

Based upon and subject to the foregoing, we are of the opinion that:

     1. The execution and delivery of the Indenture have been duly authorized by the Company and the Subsidiary Guarantors and the Indenture constitutes a valid and binding obligation of the Company and the Subsidiary Guarantors, enforceable against the Company and each Subsidiary Guarantor in accordance with its terms.

     2. The Exchange Notes have been duly and validly authorized and, when duly executed by the proper officers of the Company, duly authenticated by the Trustee and issued by the Company in accordance with the terms of the Indenture and the Exchange Offer, will constitute the legal, valid and binding obligations of the Company and will be entitled to the benefits of the Indenture.

     3. Each Subsidiary Guarantee has been duly and validly authorized by all necessary action on the part of the applicable Subsidiary Guarantor and when made and delivered as described in the Registration Statement and Indenture, such Subsidiary Guarantee will constitute the valid and binding obligation of the applicable Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms.
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NE Restaurant Company, Inc.
October 23, 1998
Page 3



We consent to being named in the Registration Statement and related prospectus as counsel who are passing upon the legality of the Exchange Notes for the Company and to the reference to our name under the caption "Legal Matters" in such prospectus. We also consent to the filing of this opinion as an exhibit to the Registration Statement or any amendment thereto. In giving such consents, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


Very truly yours,

/s/  STROOCK & STROOCK & LAVAN LLP

STROOCK & STROOCK & LAVAN LLP